Exhibit 99.1

CytoSorbents Reports Record Quarterly Total Revenue and Product Sales in the Second Quarter 2017

Conference call today at 4:45 pm ET

MONMOUTH JUNCTION, N.J., August 7, 2017 - CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its flagship CytoSorb® blood filter to prevent or treat deadly inflammation and organ failure in critically-ill and cardiac surgery patients around the world, reports financial and operational results for the quarter ending June 30, 2017.

Second Quarter 2017 Financial Highlights:

•	Total Q2 2017 revenues increased 60% to $3.6 million, which includes both product sales and grant income, up from $2.2 million in Q2 2016
•	Q2 2017 product sales were $3.0 million, an increase of 64% or $1.2 million, compared to $1.9 million in Q2 2016, driven by record unit sales
•	Product gross margins for Q2 2017 were approximately 65% in Q2 2017 as compared to 68% for Q2 2016, a result of the mix of direct and distributor sales
•	Trailing twelve-month product sales for the period ending June 30, 2017 were $10.4 million, compared to $6.0 million for the period ending June 30, 2016
•	As of June 30, 2017, the Company had $16.4 million in cash and cash equivalents, which is expected to provide sufficient working capital to fund our operations and clinical trials through 2018

Second Quarter 2017 Operational Highlights:

•	More than 27,000 CytoSorb treatments have been delivered worldwide for critical care illnesses and cardiac surgery, an increase from 14,000 a year ago
•	CytoSorb reimbursement rates in Germany have increased significantly in a survey of many key accounts, after achieving a dedicated procedural code for CytoSorb therapy last year
•	Appointed Eric Mortensen, M.D., Ph.D., former Vice President & Therapeutic Area Clinical Head for Inflammation and Immunology at Pfizer, as Chief Medical Officer to lead the U.S. REFRESH 2 cardiac surgery trial and international clinical development
•	Presented positive REFRESH I trial data on safety and reduction of both plasma free hemoglobin and activated complement during complex cardiac surgery at the American Association for Thoracic Surgery conference in Boston, MA

•	Extended an exclusive partnership with Aferetica to distribute CytoSorb in Italy through 2021 that may lead to more than $10 million in sales during that period
•	Further strengthened our working capital position by closing upon the remaining $5 million in a term loan with Bridge Bank
•	Engaged with LifeSci Advisors as our Investor Relations firm, with the goal of leveraging their broad IR platform to expand our investor network, both here in the U.S. and internationally

“We are pleased to report our first $3 million quarter in CytoSorb sales, driven by both record direct and distributor sales, and the continuation of our solid trajectory of growth.  Based upon our outlook, we continue to expect an expansion of sales and achievement of operating profitability in 2018,” said Dr. Phillip Chan, Chief Executive Officer of CytoSorbents.

“Meanwhile, we have delivered over 27,000 CytoSorb treatments to date, with ongoing success in treating many of the most complicated patients in medicine with diseases such as sepsis, trauma, liver failure, complications from cardiac surgery, and many others, with new potential areas such as cancer immunotherapy.  These are markets that continue to proliferate, due to the aging population and lack of effective treatments.  Sepsis, for example, has been officially recognized by the World Health Organization (WHO) as a Global Health Priority afflicting an estimated 30 million people worldwide each year, killing 6 million despite the use of antibiotics. A recent Bloomberg feature declared, “America has a $27 billion sepsis crisis”, citing a new brief from the Agency for Healthcare Research and Quality (AHRQ), a federal agency that studies clinical practices, which found that sepsis was the second most common reason for hospital stays.  Sepsis is a complicated disease that has defied either simple or complex solutions for decades and it is clear that multiple strategies will be required to conquer it.  We believe that CytoSorb, with its multi-modal attack on sepsis, is at the forefront of treatment.”

“Under the leadership of our new Chief Medical Officer, Dr. Eric Mortensen, we have refined our clinical trial strategy, optimizing the design of the U.S. REFRESH 2 cardiac surgery trial, expected to start later this year, and that of other company-sponsored randomized controlled trials.  These initiatives will be supplemented by the approximately 60 investigator-initiated studies in various stages of process, external grant-funded and company-funded research, and new product development.  In addition, there has been a tremendous amount of reported clinical activity highlighting the benefit of CytoSorb treatment, with two dozen scientific and medical journal publications in the past year, an interim analysis on nearly 200 patients from the CytoSorb International Registry accepted for publication, more than 50 Case of the Week synopses, and many presentations and posters given at major international scientific congresses.  We expect the level of clinical activity and reporting to remain strong in the future as we drive adoption of CytoSorb throughout the world.”

Results of Operations

Comparison for the three months ended June 30, 2017 and 2016:

Revenues:

Revenue from product sales was approximately $3,041,000 in the three months ended June 30, 2017, as compared to approximately $1,853,000 in the three months ended June 30, 2016, an increase of approximately $1,188,000, or 64%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $525,000 for the three months ended June 30, 2017 as compared to approximately $370,000 for the three months ended June 30, 2016, an increase of approximately $155,000. This increase was a result of revenue recognized from new grants.

As a result of the increases in both product sales and grant income, for the three months ended June 30, 2017, we generated total revenue of approximately $3,566,000, as compared to total revenues of approximately $2,222,000, for the three months ended June 30, 2016, an increase of approximately $1,344,000 or 60%.

Cost of Revenues:

For the three months ended June 30, 2017 and 2016, cost of revenue was approximately $1,482,000 and $873,000, respectively, an increase of approximately $609,000. Product cost of revenues increased approximately $458,000 during the three months ended June 30, 2017 as compared to the three months ended June 30, 2016 due to increased sales. Product gross margins were approximately 65% for the three months ended June 30, 2017, as compared to approximately 68% for the three months ended June 30, 2016.  This decrease in gross margin was primarily due to the mix of direct sales and distributor sales.

Research and Development Expenses:

For the three months ended June 30, 2017, research and development expenses were approximately $488,000 as compared to research and development expenses of approximately $1,092,000 for the three months ended June 30, 2016. This decrease of approximately $604,000 was primarily due to a decrease in costs related to our various clinical studies and trials.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $443,000 for the three months ended June 30, 2017, as compared to approximately $319,000 for the three months ended June 30, 2016.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $3,484,000 for the three months ended June 30, 2017, as compared to approximately $2,625,000 for the three months ending June 30, 2016. The largest contributors to this change were an increase in non-cash stock-based compensation expense primarily based upon management’s progress toward meeting the 2017 operating milestones, an increase in royalty expenses due to growth in product sales, and an increase in salaries and commissions due to headcount additions and personnel-related costs.

Interest Income (Expense):

For the three months ended June 30, 2017, interest expense was approximately $123,000, as compared to interest income of approximately $2,000 for the three months ended June 30, 2016. This increase in interest expense of approximately $125,000 is directly related to interest expense incurred and amortization of loan acquisition costs related to the Company’s financing facility with Bridge Bank on which $5,000,000 was drawn on June 30, 2016 and was outstanding for the three months ended June 30, 2017.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended June 30, 2017, the gain on foreign currency transactions was approximately $720,000 as compared to a loss of approximately $129,000 for the three months ended June 30, 2016. The 2017 gain is directly related to the $0.07 increase in the exchange rate of the Euro into U.S. dollars at June 30, 2017 as compared to March 31, 2017.

Comparison for the six months ended June 30, 2017 and 2016:

Revenues:

Revenue from product sales was approximately $5,637,000 in the six months ended June 30, 2017, as compared to approximately $3,450,000 in the six months ended June 30, 2016, an increase of approximately $2,187,000, or 63%. This increase was largely driven by an increase in direct sales from both new customers and repeat orders from existing customers, along with an increase in distributor sales.

Grant income was approximately $1,043,000 for the six months ended June 30, 2017, as compared to approximately $582,000 for the six months ended June 30, 2016, an increase of approximately $461,000, or 79%. This increase was a result of revenue recognized from new grants.

As a result of the increases in both product sales and grant income for the six months ended June 30, 2017, we generated total revenue of approximately $6,680,000, as compared to total revenue for the six months ended June 30, 2016 of approximately $4,032,000, an increase of approximately $2,648,000, or 66%.

Cost of Revenues:

For the six months ended June 30, 2017 and 2016, cost of revenue was approximately $2,736,000 and $1,693,000, respectively, an increase of approximately $1,043,000. Product cost of revenues increased approximately $687,000 during the six months ended June 30, 2017 as compared to the six months ended June 30, 2016 due to increased sales. Product gross margins were approximately 66% for the six months ended June 30, 2017, as compared to approximately 65% for the six months ended June 30, 2016 primarily due to the mix of direct and distributor sales.

Research and Development Expenses:

For the six months ended June 30, 2017, research and development expenses were approximately $957,000, as compared to research and development expenses of approximately $1,948,000 for the six months ended June 30, 2016, a decrease of approximately $991,000. This decrease was due to a reduction in costs related to various clinical studies of approximately $672,000 and an increase in direct labor and other costs being deployed toward grant-funded activities of approximately $356,000, which had the effect of decreasing the amount of our non-reimbursable research and development costs.

Legal, Financial and Other Consulting Expense:

Legal, financial and other consulting expenses were approximately $723,000 for the six months ended June 30, 2017, as compared to approximately $574,000 for the six months ended June 30, 2016.

Selling, General and Administrative Expense:

Selling, general and administrative expenses were approximately $6,151,000 for the six months ended June 30, 2017, as compared to approximately $4,595,000 for the six months ending June 30, 2016, an increase of $1,556,000. The increase in selling, general, and administrative expenses was primarily due to an increase in non-cash stock compensation expense based upon progress toward meeting the 2017 milestones, an increase in salaries and commissions due to headcount additions and increases in product sales, and an increase in royalty expenses due to growth of product sales.

Interest Income (Expense):

For the six months ended June 30, 2017, interest expense was approximately $244,000, as compared to interest income of approximately $5,000 for the six months ended June 30, 2016. This increase in interest expense of approximately $249,000 is directly related to interest expense incurred and amortization of loan acquisition costs related to the Company’s financing facility with Bridge Bank on which $5,000,000 was drawn on June 30, 2016 and was outstanding for the six months ended June 30, 2017.

Gain (Loss) on Foreign Currency Transactions:

For the six months ended June 30, 2017, the gain on foreign currency transactions was approximately $873,000, as compared to approximately $103,000 for the six months ended June 30, 2016. The 2017 gain is directly related to the $0.09 increase in the exchange rate of the Euro at June 30, 2017, as compared to December 31, 2016.

Liquidity and Capital Resources

On June 30, 2016, the Company and its wholly-owned subsidiary, CytoSorbents Medical, Inc., entered into a Loan and Security Agreement with Bridge Bank, a division of Western Alliance Bank, pursuant to which the Bank agreed to loan up to an aggregate of $10 million to the Company, to be disbursed in two equal tranches of $5 million. We received the proceeds from the first tranche on June 30, 2016 and from the second tranche on June 30, 2017.

In addition, in April 2017, the Company closed on the sale of an aggregate of 2,555,555 shares of Common Stock, including the underwriters’ full exercise of an over-allotment option pursuant to the Company's existing shelf registration statement on Form S-3. Based on a public offering price of $4.50 per share, the Company received gross proceeds of $11.5 million, and, after deducting the underwriting discounts and commissions and estimated expenses related to the offering, the Company received net proceeds of approximately $10.3 million.

As a result of the receipt of additional proceeds both under the Loan and Security Agreement in June 2017 and in conjunction with the closing of the equity financing in April 2017, we have $16.4 million in cash on hand at June 30, 2017. We believe we have sufficient liquidity to fund our operations through 2018.

2017 Third Quarter Revenue Guidance

CytoSorbents has not historically given financial guidance on quarterly results until the quarter has been completed. However, we continue to expect our second half 2017 product sales to exceed sales reported in the first half of 2017.

For additional information please see the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2017 filed on August 7, 2017 on http://www.sec.gov.

Conference Call Details:

Date: Monday, August 7, 2017

Time: 4:45 PM Eastern

Participant Dial-In: 719-325-4799

Conference ID: 1224745

There will also be a simultaneous live webcast of the conference call that can be accessed through the following link: http://public.viavid.com/index.php?id=125174

An archived recording and written transcript of the conference call will be available under the Investor Relations section of the Company's website at: http://cytosorbents.com/investorrelations/financial-results/

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 43 countries around the world, as a safe and effective extracorporeal cytokine adsorber, designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses such as sepsis, burn injury, trauma, lung injury and pancreatitis, as well as in cancer immunotherapy. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators, such as cytokines and free hemoglobin, which can lead to post-operative complications, including multiple organ failure. CytoSorbents has completed its REFRESH (REduction in FREe Hemoglobin) 1 trial – a multi-center, randomized controlled study that has demonstrated the safety of intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery.  In 2017, the company plans to initiate a pivotal REFRESH 2 trial intended to support U.S. FDA approval.  CytoSorb® has been used safely in more than 23,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding in excess of $18 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including CytoSorb-XL, HemoDefend™, VetResQ™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/LOSS

(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Sales	$3,041	$1,852	$5,637	$3,450
Grant income	525	370	1,043	583
Total revenue	3,566	2,222	6,680	4,033
Cost of revenue	1,482	873	2,737	1,693
Gross profit	2,084	1,349	3,943	2,340

Expenses:
Research and development	488	1,092	957	1,948
Legal, financial and other consulting	443	319	723	574
Selling, general and administrative	3,484	2,625	6,151	4,595
Total expenses	4,415	4,036	7,831	7,117

Loss from operations	(2,331)	(2,687)	(3,888)	(4,777)
Other income(expense), net	1,215	(318)	1,394	(64)
Income (loss) before benefit from income taxes	(1,116)	(3,005)	(2,494)	(4,841)
Benefit from income taxes	-	-	-	-
Net income (loss) available to common shareholders	$(1,116)	$(3,005)	$(2,494)	$(4,841)

Net income (loss) per common share:
Basic and diluted	$(0.04)	$(0.12)	$(0.09)	$(0.19)
Weighted average number of shares of common stock outstanding:
Basic and diluted	27,953,542	25,416,077	26,735,416	25,408,599

Net income (loss)	$(1,116)	$(3,005)	$(2,494)	$(4,841)
Other comprehensive income (loss):
Currency translation adjustment	(610)	145	(742)	(101)
Comprehensive income (loss)	$(1,726)	$(2,860)	$(3,236)	$(4,942)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2017 (Unaudited)	December 31, 2016
ASSETS:
Cash and cash equivalents	$16,402	$5,245
Grants and accounts receivable, net	2,059	1,433
Inventories	890	834
Prepaid expenses and other current assets	390	316
Total current assets	19,741	7,828

Property and equipment, net	725	570
Other assets	1,620	1,296
TOTAL ASSETS	$22,086	$9,694

LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Accounts payable	$1,581	$1,330
Current maturities of long-term debt	2,000	833
Accrued expenses and other current liabilities	1,602	2,115
Warrant liability	1,047	1,812
Total current liabilities	6,230	6,090
Long-term debt, net	7,940	4,078
TOTAL LIABILITIES	14,170	10,168

Total stockholders’ equity/(deficit)	7,916	(474)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY/(DEFICIT)	$22,086	$9,694

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CytoSorbents Contact:

Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

Investor Relations Contact:

Bob Yedid

LifeSci Advisors

646-597-6989

bob@lifesciadvisors.com

Public Relations Contact:

Amy Phillips

Pascale Communications

412-327-9499

amy@pascalecommunications.com